Item 30. Exhibit (h) i. e. 3. i.

AMENDMENT NO. 1 TO THE LETTER AGREEMENT

AMONG MML DISTRIBUTORS, LLC, MML INVESTORS SERVICES, LLC, AND
BNY MELLON SECURITIES CORPORATION

THIS AMENDMENT, made and entered into as of the 22nd day of September, 2021, amends the Letter Agreement entered into as of the 1st day of January, 2017, as amended (the “Agreement”) by and among MML DISTRIBUTORS, LLC, MML INVESTORS SERVICES, LLC, and BNY MELLON SECURITIES CORPORATION (formerly, MBSC Securities Corporation).

WHEREAS, the parties desire to amend the Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1. Schedule B to the Agreement is hereby deleted in its entirety and replaced with the attached Schedule B.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on this 22nd day of September, 2021.

MML Distributors, LLC.

By:	/s/ Paul LaPiana
Name	Paul LaPiana
Title:	President

MML Investors Services, LLC.

By:	/s/ Wendy Benson
Name	Wendy Benson
Title:	President

BNY Mellon Securities Corporation.

By:	/s/ Jonathan Snyder
Name	Jonathan Snyder
Title:	SVP

SCHEDULE B

Name of Separate Accounts

Any Separate Account of Massachusetts Mutual Life Insurance Company participating in Shares of each Participating Fund, including but not limited to:

Massachusetts Mutual Variable Life Separate Account I

Any Separate Account of C.M. Life Insurance Company participating in Shares of each Participating Fund, including but not limited to:

C.M. Life Variable Life Separate Account I